BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), under the terms of CVM Instruction #358, of January 3, 2002, and in connection with the Material Fact dated as of June 29, 2018, informs its shareholders and the market in general the engagement of Mr. Neil Peixoto as Vice-President of Quality, R&D, and Sustainability, in substitution to Mr. Fabrício Delgado, who leaves the Company.

For more than 25 years acting in the food industry in Brazil and abroad, Mr. Peixoto possesses a sound experience in R&D, quality, manufacturing, and business. The executive started his career at Fleischmann & Royal in 1992 at the company’s Biotechnology Center, taking over the Latam Foodservice Department afterward. In 2002, already at Kraft Foods, he served as Director of Corporate and Scientific Affairs and Nutrition for Latin America. In 2007, he took over the position of Officer of R&D for the unit of Food and Beverage, where he worked for 5 years, first in the US and later in Mexico, where he also accumulated the positions as member of the executive committee of the business unit and responsible for the company’s technology center in the country. During the last 5 years at Mondelez International in Switzerland, Mr. Peixoto acted as Officer of R&D and Quality for Europe and Global Officer of R&D and Quality for the company’s food division. The executive is graduated in Chemical Engineering from Federal University of Rio de Janeiro and holds an MSc. degree in Engineering of Biochemical Processes from the same institution, in addition to an MBA from COPPEAD/RJ and a specialization from Harvard Business School. The start of Mr. Peixoto will be effective as of November 01, 2018.

The Company further declares its sincere and deepest gratitude to Mr. Delgado for his tenacity, dedication, and effort in his more than 20 years of contribution to the history of BRF. His energy and his commitment are models for all other employees and helped to pave a way of great success.

Hence, BRF presents the complete structure of its C-level executives as follows:

Global Chief Executive Officer – Pedro Parente

Mr. Parente is graduated in Electrical Engineering from the University of Brasilia. He initiated his career at Banco do Brasil and the Brazilian Central Bank and, between 1999 and 2002, he was State Ministry of Planning and Presidential Chief of Staff. In the private sector, he acted as COO for RBS Group between 2003 and 2009 and as CEO of Bunge Brasil from 2010 to 2014. He was a board member at Petrobrás from 1999 to 2002 and CEO between 2016 and 2018. The executive has acted as board member in different private and public companies, such as CPFL Energia S.A. and B3 S.A. He was elected Global CEO of BRF in 2018 and is also the chairman of its Board of Directors.

Global Chief Operating Officer – Lorival Luz

Mr. Luz is graduated in Business Administration from Fundação Armando Álvares Penteado – FAAP. With more than 27 years of experience, he initiated his career at Citibank and occupied different positions in Corporate/Investment Banking and at Credicard. From 2008 to 2009, he was CFO at Estácio Participações. Between 2010 and 2011, he was Global Corporate Treasurer at Votorantim Industrial. In 2011, he took over the position of CFO at CPFL Energia, where he stayed until 2013 when he returned to Grupo Votarantim as CFO at Votorantim Cimentos. In 2017, he was elected CFO at BRF S.A. and, in 2018, he assumed the position of Global Chief Operating Officer (COO).

Markets:

Vice-President of Brazilian Market – Sidney Manzaro

Mr. Manzaro is graduated in Business Administration from Unisanta and is post-graduated in Marketing from ESPM. He worked at Ambev, where he started as a trainee in 1991. During his 14 years with the company, he accumulated vast experience in the commercial department, especially in the channels retail and cash&carry. He joined BRF in 2005 and took over the position of Commercial Officer – Retail in 2013. Between 2015 and 2018, he was CEO and partner of Grano Alimentos. He returned to BRF in 2018 as Vice-President of Brazilian Market.

Vice-President of Halal Market – Patricio Rohner

Mr. Rohner is graduated in Business Administration from USAL and holds an MBA degree from UEC. He joined BRF in 1997, working in the marketing and commercial departments for over 4 years in South America. In 2002, he moved from Argentina to Dubai where he took over the position of Regional Marketing Manager and focused on the Muslim market. In 2010, he became General Officer for the Middle Eastern region and, in 2014, he was promoted to General Manager for the region. In 2017, he was named Vice-President of Halal Market.

Vice-President of International Market – Simon Cheng

Mr. Cheng is graduated in Business Administration from Fundação Getúlio Vargas and holds an MBA degree from Harvard Business School. He initiated his career in 1998 at the Boston Consulting Group, where he acted for more than 15 years until he became Partner & Managing Director. At BRF, he initiated his trajectory as a board member between 2013 and 2014, when he took over the position of General Manager for Asia. In 2017, he was named Vice-President of International Market.

Operations:

Operations and Procurement Officer – Vinícius Barbosa

Mr. Barbosa is graduated in Production Engineering from the University of Rio de Janeiro and holds an MBA degree from IBMEC. He initiated his career as a trainee at Brahma and served in several positions in procurement, operations, and logistics. He was responsible for the integration of several M&As in the supply chain department. Before joining BRF, the executive was Vice-President of Operations and Logistics at Anheuser-Busch for the US and Canada. He took over the position of Operations and Procurement Officer of BRF in 2018.

Vice-President of Integrated Planning and Logistics – Leonardo Dallorto

Mr. Dallorto is graduated in Mechanical Engineering from UFES and holds MSc. and Ph.D. degrees, both from PUC-RJ, in addition to an MBA from Fundação Dom Cabral. He initiated his career at ALL and, in 2002, he joined Vale in the Department of Rail and Port Logistics. Between 2007 and 2011, he acted at McKinsey&Co. Since 2011 as a Officer at BRF, he led the departments of Procurement, Integrated Planning, Logistics for the South Region, and Operations. He was named Vice-President of Integrated Planning and Logistics in 2018.

Vice-President of Quality, R&D, and Sustainability – Neil Peixoto

Mr. Peixoto is graduated in Chemical Engineering from UFRJ and holds an MSc. degree in Engineering of Chemical Processes and an MBA. With 25 years of professional experience, Mr. Neil occupied several leadership positions, such as Latam Director of Corporate and Scientific Affairs and Nutrition and Latam Director of R&D for the Food and Beverage division, both at Kraft Foods, and Director of R&D and Quality for Europe and Global Director of R&D and Quality for the food division at Mondelez International. He was named Vice-President of Quality, R&D, and Sustainability at BRF S.A. in 2018.

Corporate:

Chief Financial and Investor Relations Officer – Elcio Ito

Mr. Elcio Ito is graduated in Business Administration from FAAP, holds an MBA degree in Finance from Saint Mary’s University and an MSc. degree in Political Economy from PUC-SP. He initiated his career at Lloyds Bank e served for 10 years in finance at General Motors (4 years abroad – USA, Switzerland, and Germany). For 7 years at BRF, the executive acted in Treasury, Strategic Planning, Capital Budgeting, Market Risk, and Investor Relations. In 2017, he took over the position of Vice-President of Integrated Planning and, in 2018, he was appointed CFO of BRF.

Vice-President of HR and Shared Services – Alessandro Bonorino

Mr. Bonorino is graduated in Economics from UFRJ and holds an Executive MBA degree from Fundação Dom Cabral. He joined IBM in 1993 in the HR department, where he led several projects in transformation of people’s management. He occupied the position of Global Vice-President of Recruiting at IBM in China and the Latam Vice-Presidency of HR. Between 2016 and 2017, he served as Global Vice-President of Human Resources, Services, and Transformation at IBM. He was named Vice-President of HR at BRF in 2017 and Vice-President of HR and Shared Services at BRF in 2018.

Vice-President of Strategy, Management, and Innovation – Rubens Pereira

Mr. Pereira is graduated in Electronic Engineering from ITA and holds an MBA from MIT. He initiated his career in strategic consulting and management at Booz-Allen & Hamilton in 1995. In 1999, he joined the team of the Boston Consulting Group in projects in Brazil, USA, and Canada. As of 2004, he took over several executive roles at Cargill, being the last as Global Director of Strategy and Innovation for the Vegetal Oils business. He was named Vice-President of Strategy, Management, and Innovation at BRF in 2018.

Vice-President of Institutional Affairs, Legal, and Compliance – Bruno Ferla

Mr. Ferla is graduated in Law from the University of Sao Paulo and holds an MBA degree from Fundação Getúlio Vargas. The executive initiated his career at Pinheiro Neto Advogados, where he worked for 12 years. In 2004, he joined Alpargatas and, in 2005, he took over as Legal Officer at Camargo Corrêa and later as Officer of Corporate Affairs. In 2013, he became a partner at Veirano Advogados. In 2017, he joined Vella Pugliese Buosi and Guidoni as a partner. He was named Vice-President of Institutional Affairs, Legal, and Compliance at BRF in 2018.

São Paulo, September 17, 2018.

Elcio Ito

Chief Financial and Investor Relations Officer